Exhibit 99.1

GOLUB CAPITAL BDC, INC. ANNOUNCES $59.8 MILLION IN NEW MIDDLE MARKET ORIGINATIONS FOR ITS FOURTH FISCAL QUARTER

CHICAGO, IL, October 11, 2011 – Golub Capital BDC, Inc. (NASDAQ: GBDC, www.golubcapitalbdc.com), a business development company, today announced that it originated $59.8 million in new middle market investment commitments during the three months ended September 30, 2011.  Of these new investment commitments, $50.4 million funded at close.  Overall, total investments in portfolio companies at fair value increased by $21.0 million during the three months ended September 30, 2011 after factoring in debt repayments.

 “As expected, new originations for the quarter ended September 30, 2011 declined from a very robust quarter ended June 30, 2011, but still remained strong at approximately $60 million,” commented David B. Golub, Chief Executive Officer of Golub Capital BDC, Inc.  “The new deal pipeline and scheduled closings for the month of October indicate a strong start to the current quarter, but the ongoing market volatility could impact new originations for the remainder of the quarter.”

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. principally invests in senior secured, unitranche, mezzanine and second lien loans of middle-market companies that are, in most cases, sponsored by private equity investors. Golub Capital BDC, Inc.’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

Golub Capital, founded in 1994, is a leading lender to middle-market companies. In 2010, Golub Capital was named “Middle Market Lender of the Year” by Buyouts Magazine and “Debt Financing Agent of the Year” by M&A Advisor. As of September 30, 2011, Golub Capital managed over $5.0 billion of capital, with a team of investment professionals in New York and Chicago.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements, including statements about anticipated loan origination activity and Golub Capital BDC’s future performance, financial condition, liquidity and capital resources.  Forward-looking statements are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:	Ross Teune
Phone:	312-284-0111
Email:	rteune@golubcapital.com